Exhibit 99.1

February 24, 2020	Media: Peter Lucht - 781.655.2289
Investors: Ellen A. Taylor - 203.900.6854

Citizens Financial Group Announces Addition to 2020 Board of Directors Slate

Robert Leary, Former CEO of Olayan Group, to Stand for Election

Mark Casady will Not Stand for Re-election to Focus on Other Business Commitments

PROVIDENCE, RI — Citizens Financial Group, Inc. (NYSE: CFG) today announced that it will include Robert G. Leary in the slate of candidates standing for election to the company’s board of directors at its annual meeting of stockholders on April 23, 2020. Leary, 58, most recently served as Chief Executive Officer of the Olayan Group, an international investor and a diverse commercial and industrial group, from May 2017 until July 2019.

Citizens also announced that Mark Casady has decided not to stand for re-election in order to focus on other business commitments. Casady, who has served on the Citizens board since 2014, will continue to serve as director and as a member of the board’s Compensation and Human Resources and Risk Committees until his term expires at the April meeting.

“We are pleased that Rob has agreed to stand for election to our board of directors. His experience leading and growing complex, broad-based financial organizations will be valuable as we advance our strategic growth plans and work towards becoming a top-performing bank,” said Chairman and Chief Executive Office Bruce Van Saun. “I’d also like to thank Mark for his strong counsel and service over the last six years – a highly successful and transformative period for Citizens.”

Prior to joining the Olayan Group, Leary served as CEO of Nuveen, a U.S.-based investment management firm that was acquired in 2014 by TIAA-CREF, now known as TIAA. He joined TIAA-CREF in 2013 and was instrumental in the acquisition and invigoration of Nuveen as well as its integration with TIAA’s pre-existing asset management business. Leary previously held senior roles at J.P. Morgan & Co., AIG and ING.

Leary serves on the board of Intact Financial Corp., a major insurer publicly listed in Canada. He also serves on the board of the non-profit National Forest Foundation, an organization that helps conserve and protect US national forests. He holds a bachelor’s degree in political science from Union College and a law degree from Fordham University.

Citizens Financial Group, Inc.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $165.7 billion in assets as of December 31, 2019. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 2,700 ATMs and approximately 1,100 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Citizens Financial Group, Inc. (“Citizens”) plans to file a proxy statement and accompanying solicitation materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2020 annual meeting of stockholders (the “2020 Annual Meeting”). The proxy statement will contain important information about Citizens, the 2020 Annual Meeting, and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE ACCOMPANYING SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Citizens, its directors, and certain of its executive officers and other agents may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the 2020 Annual Meeting. Information regarding the names of Citizens’ directors, nominees, and executive officers and their respective interests in Citizens will be set forth in the proxy statement and accompanying solicitation materials and in their respective Statements of Change in Ownership on Form 4 filed with the SEC after the date of the proxy statement. These documents (when they become available) and any and all documents filed by Citizens with the SEC, may be obtained by stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available free of charge on Citizens’ website at www.investor.citizensbank.com.

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